CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-138829 of the Met Investors Series Trust on Form N-14 of our report dated February 17, 2006, relating to the financial statements and financial highlights of the Federated High Yield Portfolio (now known as BlackRock High Yield Portfolio) of The Travelers Series Trust appearing in its Annual Report on Form N-CSR for the year ended December 31, 2005, and to the reference to us under the heading "Financial Statements and Experts" in the Prospectus/Proxy Statement, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
January 2, 2007